Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Santa Clara, Calif.—July 31, 2017—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 1, 2017.

Second Quarter Highlights

•	Revenue and earnings exceeding guidance, due to strengthening non-systems order activity in our core HDD (hard disk drive) business;

•	Revenues recognized on two ENERGi™ solar ion implant systems, as well as on the pilot INTEVAC MATRIX™ solar ion implant system;

•	Three additional 200 Lean® systems booked for delivery in late 2017 and early 2018, bringing 200 Lean backlog to five systems at quarter end; and

•	Over $6 million in new order activity in Photonics, driven primarily by the Joint Strike Fighter program, as well as follow-on orders towards the development of our next-generation ISIE-19 sensor, and wireless head-mounted displays for the Family of Weapon Sights – Crew Served program.

Commenting on the second quarter, President and CEO Wendell Blonigan said, “We continued to make progress toward our revenue growth and profitability targets for 2017. With further strengthening in our hard drive market, we exceeded our expectations for the quarter, and also added to backlog for 2018 revenue. Year to date, we have recognized revenue on every one of our three new equipment platforms: the INTEVAC VERTEX™, the MATRIX and the ENERGi, and are witnessing the crossover from pilot tools to production in each of our new Thin-film Equipment growth markets. With our Photonics business on track to deliver a similar year in 2017, the strengthening of our HDD business – and the actions we have taken to reduce lead times on the VERTEX – puts us in a position to deliver revenue growth this year that exceeds prior expectations.”

($ Millions, except per share amounts)	Q2 2017		Q2 2016
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$31.0	$31.0	$14.9	$14.9
Operating Income (Loss)	$1.3	$1.4	$(3.8)	$(4.0)
Net Income (Loss)	$1.1	$1.1	$(3.5)	$(3.6)
Net Income (Loss) per Share	$0.05	$0.05	$(0.17)	$(0.18)

	Six Months Ended July 1, 2017		Six Months Ended July 2, 2016
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$61.4	$61.4	$28.6	$28.6
Operating Income (Loss)	$3.4	$3.5	$(10.1)	$(10.3)
Net Income (Loss)	$2.9	$3.0	$(9.8)	$(9.9)
Net Income (Loss) per Share	$0.13	$0.13	$(0.48)	$(0.48)

Intevac’s non-GAAP adjusted results exclude the impact of changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Second Quarter 2017 Summary

Net income for the quarter was $1.1 million, or $0.05 per diluted share, compared to a net loss of $3.5 million, or $0.17 per diluted share, in the second quarter of 2016. Non-GAAP net income was $1.1 million or $0.05 per diluted share, compared to the second-quarter 2016 non-GAAP net loss of $3.6 million or $0.18 per diluted share.

Revenues were $31.0 million, including $22.4 million of Thin-film Equipment revenues and Photonics revenues of $8.5 million. Thin-film Equipment revenues consisted of one 200 Lean HDD system, one pilot INTEVAC MATRIX solar ion implant system, two ENERGi solar implant systems, upgrades, spares and service. Photonics revenues consisted of $1.1 million of research and development contracts and $7.4 million of product sales. In the second quarter of 2016, revenues were $14.9 million, including $6.1 million of Thin-film Equipment revenues and Photonics revenues of $8.8 million, which included $1.8 million of research and development contracts.

Thin-film Equipment gross margin was 38.4% compared to 36.2% in the second quarter of 2016 and 43.1% in the first quarter of 2017. The improvement from the second quarter of 2016 was primarily due to higher revenues and higher factory absorption. The decline from the first quarter of 2017 was primarily due to the lower-margin pilot INTEVAC MATRIX solar ion implant system included in revenues.

Photonics gross margin was 33.4% compared to 44.4% in the second quarter of 2016 and 42.6% in the first quarter of 2017. The decline from the second quarter of 2016 and the first quarter of 2017 was primarily due to an unforeseen yield excursion and the cost to increase the scope of our Family of Weapon Sites – Crew Served Program, as well as lower margins on technology development contracts. Consolidated gross margin was 37.0%, compared to 41.1% in the second quarter of 2016 and 42.9% in the first quarter of 2017.

R&D and SG&A expenses were $10.1 million compared to $10.1 million in the second quarter of 2016 and $10.9 million in the first quarter of 2017. Higher year-over-year expenses for increased variable compensation program accruals were offset by lower research and development spending.

Order backlog totaled $68.9 million on July 1, 2017, compared to $73.0 million on April 1, 2017 and $75.3 million on July 2, 2016. Backlog at July 1, 2017 included five 200 Lean HDD systems and twelve ENERGi solar ion implant systems. Backlog at April 1, 2017 included three 200 Lean HDD systems, one pilot INTEVAC MATRIX solar system and fourteen ENERGi solar ion implant systems. Backlog at July 2, 2016 included four 200 Lean HDD systems, three INTEVAC VERTEX systems for display cover panels, two INTEVAC MATRIX solar systems, and three ENERGi solar ion implant systems.

The Company ended the quarter with $42.8 million of total cash, restricted cash and investments and $76.3 million in tangible book value.

First Six Months 2017 Summary

Net income was $2.9 million, or $0.13 per diluted share, compared to a net loss of $9.8 million, or $0.48 per diluted share, for the first six months of 2016. Non-GAAP net income was $3.0 million or $0.13 per diluted share. This compares to the first half 2016 non-GAAP net loss of $9.9 million or $0.48 per diluted share.

Revenues were $61.4 million, including $43.9 million of Thin-film Equipment revenues and Photonics revenues of $17.4 million, compared to revenues of $28.6 million, including $11.7 million of Thin-film Equipment revenues and Photonics revenues of $16.9 million, for the first six months of 2016.

Thin-film Equipment gross margin was 40.7%, compared to 23.2% in the first six months of 2016, primarily due to higher revenues and higher factory absorption. We recognized revenue on two 200 Lean HDD systems, one pilot INTEVAC MATRIX solar ion implant system, two ENERGi solar implant systems and four VERTEX coating systems for display cover panels, in the first half of 2017. We recognized revenue on one VERTEX system in the first half of 2016. Photonics gross margin was 38.1% compared to 43.0% in the first six months of 2016. Consolidated gross margin was 40.0%, compared to 34.9% in the first six months of 2016.

R&D and SG&A expenses were $21.0 million compared to $20.2 million in the first six months of 2016. The higher level of expenses reflects increased accruals for variable compensation programs as a result of the Company’s improved outlook for profitability for the year, and increased legal expenses for patent activity and contracts.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the Company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 50699455.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-Film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean® is a registered trademark and INTEVAC MATRIX™, INTEVAC VERTEX™, ENERGi™ and oDLC™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: customer adoption of our products, an increase in the revenue opportunity pipeline for Photonics, and the future financial performance of Intevac, such as achieving profitability. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and revenue recognition in Thin-film Equipment markets and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net revenues
Thin-film Equipment	$22,426	$6,088	$43,910	$11,668
Photonics	8,537	8,830	17,441	16,914

Total net revenues	30,963	14,918	61,351	28,582

Gross profit	11,470	6,127	24,517	9,982
Gross margin
Thin-film Equipment	38.4%	36.2%	40.7%	23.2%
Photonics	33.4%	44.4%	38.1%	43.0%

Consolidated	37.0%	41.1%	40.0%	34.9%

Operating expenses
Research and development	4,418	4,977	9,100	10,154
Selling, general and administrative	5,691	5,115	11,885	10,094
Acquisition-related[1]	22	(158)	102	(142)

Total operating expenses	10,131	9,934	21,087	20,106

Total operating income (loss)	1,339	(3,807)	3,430	(10,124)

Income (loss) from operations
Thin-film Equipment	1,749	(3,674)	3,608	(9,119)
Photonics	764	1,512	2,228	1,919
Corporate	(1,174)	(1,645)	(2,406)	(2,924)

Total operating income (loss)	1,339	(3,807)	3,430	(10,124)

Interest and other income (expense)	127	87	237	125

Income (loss) before income taxes	1,466	(3,720)	3,667	(9,999)
Provision for (benefit from) income taxes	366	(230)	738	(204)

Net income (loss)	$1,100	$(3,490)	$2,929	$(9,795)

Net income (loss) per share
Basic	$0.05	$(0.17)	$0.14	$(0.48)
Diluted	$0.05	$(0.17)	$0.13	$(0.48)

Weighted average common shares outstanding
Basic	21,495	20,691	21,356	20,621
Diluted	23,209	20,691	22,999	20,621

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 1, 2017	December 31, 2016
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$33,792	$44,645
Accounts receivable, net	26,635	17,447
Inventories	26,834	24,876
Prepaid expenses and other current assets	2,156	1,768

Total current assets	89,417	88,736

Long-term investments	7,568	3,593
Restricted cash	1,400	1,602
Property, plant and equipment, net	12,244	11,237
Intangible assets, net	1,831	2,258
Other long-term assets	743	898

Total assets	$113,203	$108,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$9,529	$5,323
Accrued payroll and related liabilities	6,010	4,220
Other accrued liabilities	3,044	17,011
Customer advances	13,178	5,422

Total current liabilities	31,761	31,976

Other long-term liabilities	3,335	3,082

Stockholders’ equity
Common stock ($0.001 par value)	22	21
Additional paid in capital	174,245	171,314
Treasury stock, at cost	(28,489)	(28,489)
Accumulated other comprehensive income	399	321
Accumulated deficit	(68,070)	(69,901)

Total stockholders’ equity	78,107	73,266

Total liabilities and stockholders’ equity	$113,203	$108,324

Note: Amounts as of December 31, 2016 are derived from the December 31, 2016 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$1,339	$(3,807)	$3,430	$(10,124)
Change in fair value of contingent consideration obligations[1]	22	(158)	102	(142)

Non-GAAP Operating Income (Loss)	$1,361	$(3,965)	$3,532	$(10,266)

Non-GAAP Net Income (Loss)
Reported net income (loss) (GAAP basis)	$1,100	$(3,490)	$2,929	$(9,795)
Change in fair value of contingent consideration obligations[1]	22	(158)	102	(142)

Non-GAAP Net Income (Loss)	$1,122	$(3,648)	$3,031	$(9,937)

Non-GAAP Net Income (Loss) Per Diluted Share
Reported net income (loss) per diluted share (GAAP basis)	$0.05	$(0.17)	$0.13	$(0.48)
Change in fair value of contingent consideration obligations[1]	$—	$(0.01)	$—	$(0.01)
Non-GAAP Net Income (Loss) Per Diluted Share	$0.05	$(0.18)	$0.13	$(0.48)
Weighted average number of diluted shares	23,209	20,691	22,999	20,621

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.